Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MediaOn Group Inc.

We hereby consent to the inclusion in this Registration Statement of MediaOn Group Inc. (the “Company”) on Form F-1 Amendment No 2 of our report dated May 12, 2025, except for Notes 3 and 12, as to which the date is July 3, 2025 with respect to our audit of the Company’s consolidated financial statements as of and for the period ended September 30, 2024 and 2023. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP
Diamond Bar, California
July 3, 2025